Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation, in this Registration Statement on Form F-1 of Wellchange Holdings Company Limited of our report dated May 13, 2026, relating to the consolidated financial statements and financial statement schedules, which appears in Wellchange Holdings Company Limited’s Form 20-F for the years ended December 31, 2024 and 2025.

/s/ SR CPA & Co

Hong Kong

July 7, 2026